Exhibit 10.6.4

INDIVIOR PHARMACEUTICALS, INC.

2026 OMNIBUS EQUITY INCENTIVE PLAN

PERFORMANCE STOCK UNIT AWARD AGREEMENT

GRANT NOTICE

Indivior Pharmaceuticals, Inc., a Delaware corporation (the “Company”), pursuant to its 2026 Omnibus Equity Incentive Plan (the “Plan”), hereby grants to the individual whose name is set forth below (the “Participant”) the number of performance-based restricted stock units set forth below (the “PSUs”) as of the date set forth below (the “Grant Date”). The PSUs are subject to the terms and conditions set forth in this Performance Stock Unit Award Grant Notice (this “Grant Notice”), the Terms and Conditions of the Performance Stock Unit Award attached hereto as Exhibit A, the performance goals described on Exhibit B and the Appendix (the “Ts&Cs”) (together with this Grant Notice, the “Agreement”), and the Plan, each of which is incorporated herein by reference. Unless otherwise defined in the Agreement, capitalized terms used in the Agreement shall have the meanings ascribed to such terms in the Plan.

Name of Participant:

Target Number of PSUs:

Grant Date:

Vesting Date:

Performance Period:

Vesting: Except as otherwise set forth in the Agreement or in any individual employment or similar agreement between the Participant and the Company or any of its Subsidiaries (each, a “Company Group Member” and collectively, the “Company Group”), the PSUs will vest on the Vesting Date, subject to the Participant continuing to be employed by, or providing services to, a Company Group Member through such date, and subject to the achievement of the performance goals described on Exhibit B.

Acceptance:

The Participant acknowledges receipt of a copy of the Plan, the Company’s most recent prospectus that describes the Plan and the Agreement. The Participant further acknowledges that the Participant has reviewed the Agreement, including this Grant Notice, the Ts&Cs and the Plan in their entirety, and fully understands all provisions of the Agreement and the Plan.

By the Participant’s signature below or through any electronic acceptance procedure established by the Company, the Participant agrees to be bound by the terms and conditions of the Plan and the Agreement, including this Grant Notice and the Ts&Cs. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or the Agreement. By the Participant’s signature below or through any acceptance procedure established by the Company, the Participant agrees, to the fullest extent permitted by Applicable Law, that in lieu of receiving documents in paper format, the Participant accepts the electronic delivery of any documents the Company, or any third party involved in administering the Plan, which the Company may designate in its absolute discretion, may deliver in connection with this grant (including the Plan, the Agreement, account statements, prospectuses, prospectus supplements, annual and quarterly reports and all other communications and information) whether via the Company’s intranet or the internet site of another such third party or via email, or such other means of electronic delivery specified by the Company.

To accept this Award of PSUs, the Participant must consent and agree to the terms and conditions on which this Award is offered, as set forth in the Plan and the Agreement, through DocuSign (or such other administration platform as required by the Company in its absolute discretion) no later than thirty (30) days following the date on which the Agreement is presented to the Participant. If within such thirty (30)-day period the Participant does not accept this Award, the Participant will be deemed to have rejected this Award pursuant to the terms and conditions set forth in the Plan and the Agreement, including this Grant Notice and the Ts&Cs, and this Award will be cancelled automatically and without any further action on the part of the Company or the Participant immediately upon the expiration of such thirty (30)-day period, and without any additional consideration therefor.

Acknowledged and Agreed:

Signed:

Print Name:

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EXHIBIT A

TO PERFORMANCE STOCK UNIT AWARD GRANT NOTICE

TERMS AND CONDITIONS OF PERFORMANCE STOCK UNIT AWARD

Pursuant to the Grant Notice to which this Exhibit A is attached, and forms a part of, the Company has granted to the Participant the number of PSUs set forth in the Grant Notice.

ARTICLE I.

GENERAL

Section 1.1 Incorporation of Terms of Plan. The PSUs and any Shares that may be issued to the Participant hereunder are subject to the terms and conditions set forth in the Agreement and the Plan, which are incorporated herein by reference. In the event of any inconsistency between the Plan and the Agreement, the terms of the Plan shall control.

Section 1.2 Defined Terms. For purposes of the Agreement, the following terms shall have the following meanings:

“Cause” shall mean, unless otherwise set forth in an individual employment or similar agreement between Participant and the applicable Company Group Member, a reasonable and good faith determination by the Company Group that:

(a) the Participant has failed to substantially perform the Participant’s duties and obligations to the Company Group to the satisfaction of the Company Group (other than failure resulting from the Participant’s incapacity because of Disability), including one or more acts of gross negligence or insubordination or a material breach of the Company Group’s policies and procedures (other than such policies set forth in clause (b) below), which failure is not cured, if capable of being cured, within fifteen (15) days after a written demand for cure is received by the Participant from the Company Group which specifically identifies the manner in which the Company Group believes the Participant has failed to substantially perform the Participant’s duties and obligations to the Company Group to the Company Group’s satisfaction;

(b) the Participant has materially breached the Company Group’s Code of Conduct, Equal Opportunity and Anti-Harassment policies, or compliance policies (including the Code of Business Conduct, the Anti-Bribery Policy, the Competition Law Compliance Manual and the Global Policy on Healthcare Business Ethics);

(c) the Participant has been indicted for, convicted of, or entered a plea of guilty or nolo contendere to, a felony or any other crime involving fraud, dishonesty, theft, breach of trust or moral turpitude;

(d) the Participant has willfully engaged in conduct which results in, or could reasonably be expected to result in, material injury to the Company Group’s financial condition, reputation, or ability to do business;

(e) the Participant has materially breached any written agreement with the Company Group;

(f) the Participant has violated state or federal securities laws or regulations; or

(g) the Participant has willfully failed to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company Group to cooperate, willfully destroyed or failed to preserve documents or other materials relevant to such investigation, or willfully induced others to fail to cooperate or to produce documents or other materials in connection with such investigation.

“Disability” shall mean (i) the Participant is eligible for benefits under the applicable Company Group Member’s long-term disability plan, (ii) the Participant is eligible for Social Security disability benefits, or (iii) the Participant is unable to engage in any substantial, gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

ARTICLE II.

AWARD OF PERFORMANCE STOCK UNITS

Section 2.1 Award of PSUs. In consideration of the Participant’s past and/or continued employment with or service to the Company Group and for other good and valuable consideration, effective as of the Grant Date, the Company has granted to the Participant the number of PSUs set forth in the Grant Notice, upon the terms and conditions set forth in the Agreement and the Plan, subject to adjustment as provided in Section 4(d) of the Plan. Each PSU represents the right to receive one Share at the times and subject to the conditions set forth herein. However, unless and until the PSUs have vested, the Participant will have no right to the payment of any Shares subject thereto. Prior to the actual delivery of any Shares, the PSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company.

Section 2.2 Regular Earning and Vesting of PSUs. The number of PSUs that are earned based on the achievement of the performance conditions shall be determined in accordance with Exhibit B (the PSUs so earned, the “Earned PSUs”). The Earned PSUs shall vest in such amounts and at such times as are set forth in the Grant Notice, subject to Sections 2.3 and 2.4. Any outstanding PSUs other than the Earned PSUs shall be forfeited as of the date of the determination that the PSUs are not earned.

Section 2.3 Change in Control. Unless the Committee determines otherwise:

(a) In the event a Change in Control occurs prior to the Vesting Date and the PSUs are not assumed or substituted by the surviving entity or successor corporation (or an Affiliate thereof) in connection with such Change in Control, then a number of PSUs that remain outstanding as of immediately prior to the Change in Control (and have not been earlier forfeited upon a termination of employment or service) shall vest at either (as the Committee may determine) (i) the target level of performance, which may be pro-rated based on the period elapsed between the beginning of the Performance Period and the date of the Change in Control, or (ii) the actual level of performance as of the most recent practicable date prior to the Change in Control (as determined by the Committee) with respect to all performance goals described on Exhibit B (and the vesting pursuant to this clause (ii) shall constitute “full vesting” for purposes of Section 8(a) of the Plan).

(b) In the event a Change in Control occurs and the surviving entity or successor corporation (or an Affiliate thereof) assumes or substitutes the PSUs, the PSUs shall remain outstanding and, if the Performance Period shall have not yet ended, eligible to be earned in accordance with the terms herein; provided that, if the Committee determines that the performance conditions cannot practicably continue to be measured following such Change in Control, then the Performance Period will be deemed completed and the PSUs will convert to a number of time-vesting restricted stock units (“RSUs”) equal to either (as the Committee may determine) (i) such number of PSUs as would be earned based on target level of performance or (ii) such number of PSUs as would be earned based on the actual level of performance, as determined by the Committee as of the Change in Control in accordance with Exhibit B. The PSUs, or such converted RSUs, shall remain eligible to vest on the Vesting Date (subject to continued employment or services, and subject to acceleration as described in Section 2.4).

(c) Any PSUs outstanding as of immediately prior to a Change in Control that remain unearned (and are not converted to time-vesting RSUs) following the application of Sections 2.3(a) and 2.3(b) shall immediately be forfeited as of the Change in Control and the Participant shall not be entitled to receive any consideration with respect thereto.

Section 2.4 Termination of Employment or Service.

(a) In the event the Participant’s employment or service with the Company Group is terminated prior to the Vesting Date, except as otherwise provided in Section 2.4(b) or (c), or as set forth in an individual employment or similar agreement between the Participant and the applicable Company Group Member, or as otherwise determined by the Committee in its absolute discretion, then all unvested PSUs shall be forfeited immediately upon such termination and the Participant shall not be entitled to receive any consideration with respect thereto. Employment or service for only a portion of a vesting period prior to the Vesting Date, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services except as specifically provided otherwise in the Agreement or in any individual employment or similar agreement between the Participant and the applicable Company Group Member. A transfer of the Participant’s employment or service from one Company Group Member to another shall not be considered a termination of employment or service. The Participant’s employment or service with the Company Group shall be deemed to terminate as of the date the Participant is no longer actively providing services to the Company Group (regardless of the reason for the termination and whether or not later found to be invalid or in breach of Applicable Law or the terms of any individual employment or similar agreement between the Participant and a Company Group Member).

(b) In the event the Participant’s employment or service with the Company Group is terminated prior to the Vesting Date by the Company Group without Cause, then, subject to the execution and non-revocation of a customary release of claims by the Participant in favor of the Company Group within sixty (60) days following the date of such termination, the Participant shall immediately vest in a pro-rated portion of the PSUs (subject to the determination of the achievement of the performance conditions) and the balance of the PSUs shall be immediately forfeited upon such termination and the Participant shall not be entitled to receive any consideration with respect thereto. For this purpose, the pro-rated portion shall be calculated by (i) multiplying (x) the total number of Earned PSUs (or the total number of RSUs that converted from the PSUs upon a Change in Control) by (y) a fraction, the numerator of which shall be the number of days in the period commencing on the Grant Date and concluding on the date of termination of the Participant’s employment or service, and the denominator of which shall be the number of days in the period commencing on the Grant Date and concluding on the originally scheduled Vesting Date (as set forth on the first page of the Grant Notice) and (ii) rounding the number from the foregoing calculation to the nearest whole number; provided, however, that if the Performance Period has not completed as of the date of such termination of employment or service, the target number of PSUs will be prorated as of the date of termination or service based on the fraction described in the immediately preceding sentence, and such prorated number of PSUs will remain outstanding and eligible to be earned and vest based on the achievement of the performance conditions at the end of the Performance Period in accordance with Exhibit B (with the percentages set forth in Exhibit B applied to such prorated number of PSUs rather than the target number granted). For the avoidance of doubt, any PSUs that remain outstanding and eligible to be earned and vest pursuant to the immediately preceding sentence shall also remain eligible to be treated in accordance with Section 2.3(a) or Section 2.3(b) hereof, as applicable, in the event that a Change in Control occurs following the date of such termination of employment or service and if such PSUs remain outstanding immediately prior to such Change in Control.

(c) In the event the Participant’s employment or service with the Company Group is terminated due to death or Disability prior to the Vesting Date, then in each case, subject to the execution and non-revocation of a customary release of claims by the Participant (or the estate of the Participant if applicable) in favor of the Company Group within sixty (60) days following the date of such termination, the Participant’s then-outstanding PSUs shall immediately vest in full upon such termination of employment or service based on deemed target achievement of the performance conditions (or, if the Performance Period has already ended as of such date (including as a result of the surviving entity or successor corporation (or an Affiliate thereof) refusing to assume or substitute the PSUs), the Earned PSUs shall instead immediately vest in full upon such date). For the avoidance of doubt, any PSUs that remain outstanding and eligible to be earned and vest pursuant to the immediately preceding sentence shall also remain eligible to be treated in accordance with Section 2.3(a) or Section 2.3(b) hereof, as applicable, in the event that a Change in Control occurs following the date of such termination of employment or service and if such PSUs remain outstanding immediately prior to such Change in Control.

Section 2.5 Settlement of PSUs.

(a) The PSUs shall be settled by the delivery of Shares to the Participant or to a third party to hold the Shares for the Participant’s benefit if directed by the Participant (either in registered form, book-entry form or as otherwise determined by the Committee) as soon as administratively practicable following the Vesting Date (or any earlier vesting upon termination of employment or service or a Change in Control as provided herein; provided that if any of the performance conditions continue following, or the number of PSUs earned based on performance has otherwise not been determined as of, the date of a termination of employment or service or a Change in Control, as provided herein, delivery shall occur as soon as administratively practicable following the last day of the Performance Period or the determination of the number of PSUs earned), and, for any Participant that is a U.S. taxpayer, no later than March 15th of the calendar year following the year in which the PSUs are no longer subject to a substantial risk of forfeiture (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from Section 409A of the Code). Notwithstanding the foregoing, the Company may delay the settlement of PSUs if it reasonably determines that such payment or distribution will violate Applicable Law, provided that such settlement shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii), and provided further that no settlement shall be delayed under this Section 2.5(a) if such delay will result in adverse tax consequences under Section 409A of the Code.

(b) Settlement of vested PSUs shall be made by the Company in the form of whole Shares, rounded down to the nearest whole Share, with no cash or other consideration provided in lieu of any fractional Shares. The Participant shall have no rights or entitlements with respect to any fractional Shares.

Section 2.6 Conditions to Issuance of Certificates. The Company shall not be required to issue or deliver any Shares or to cause any Shares to be issued or delivered in registered, book-entry or any other form prior to the fulfillment of all of the following conditions: (a) the admission of the Shares to listing and trading on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of the Shares under any Applicable Law or under rulings or regulations of the SEC, the United Kingdom Financial Conduct Authority or other governmental regulatory body, which the Committee, in its absolute discretion, determines to be necessary or advisable, (c) the obtaining of any approval or other clearance from any state, federal or national governmental agency that the Committee, in its absolute discretion, determine to be necessary or advisable, (d) the receipt by the Company of full payment for such Shares in accordance with Applicable Law, which may be in one or more of the forms of consideration approved by the Committee from time to time, that the Committee, in its absolute discretion, determines to be necessary or advisable, and (e) the receipt of full payment of any applicable withholding tax in accordance with Section 2.7 hereof by the Company Group Member with respect to which the applicable withholding obligation arises. Notwithstanding the foregoing, the issuance or transfer of the Shares underlying this Award shall not be accelerated or delayed if such acceleration or delay would result in adverse tax consequences under Section 409A of the Code. Delays may be permitted only to the extent permitted by Section 409A of the Code.

Section 2.7 Tax Withholding. Notwithstanding any other provision of the Agreement:

(a) The Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Participant’s PSUs, their grant or vesting or any payment or transfer with respect to the Participant’s PSUs up to the maximum applicable statutory rates, and to take such action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes. To satisfy Participant’s maximum income, employment and/or other applicable taxes that are statutorily required to be withheld, the Company shall withhold from the Shares otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant a number of Shares with an aggregate Fair Market Value equal to an amount not in excess of such maximum statutorily required withholding liability (or portion thereof).

(b) The Participant is ultimately liable and responsible for, and, to the extent permitted by Applicable Law, agrees to indemnify and keep indemnified the Company Group from, all taxes owed by the Participant in connection with this Award, regardless of any action taken by any Company Group Member with respect to any tax withholding obligations that arise in connection with this Award. No Company Group Member makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or settlement of this Award or the subsequent sale of Shares. The Company Group does not commit and is under no obligation to structure this Award to reduce or eliminate the Participant’s tax liability.

Section 2.8 Rights as Stockholder. Neither the Participant nor any Person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares issuable or deliverable hereunder unless and until such Shares (which may be in registered, book-entry or such other form as the Committee may approve) will have been issued in accordance with this Section 2.8, and recorded in the register of members and such other books and records of the Company or its transfer agents or registrars as may be required and delivered to the Participant or to a third party if the Participant directs that the Shares be delivered to such third party to hold for the benefit of the Participant (including through electronic delivery to a brokerage account). Except as otherwise provided herein, after such issuance, recordation and delivery, the Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to vote such Shares and the right to receive dividends and distributions on such Shares.

ARTICLE III.

OTHER PROVISIONS

Section 3.1 Administration. The Committee shall have the power to interpret the Plan and the Agreement and to adopt such rules for the administration, interpretation and application of the Plan and the Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee will be final and binding upon the Participant, the Company and all other interested Persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan or the Agreement.

Section 3.2 PSUs Not Transferable. The PSUs may not be sold, pledged, attached, assigned, alienated, or otherwise transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the PSUs have been issued, and all restrictions applicable to such Shares have lapsed. No PSUs or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Participant or the Participant’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

Section 3.3 Adjustments. The Committee may accelerate the vesting or settlement of all or a portion of the PSUs in such circumstances as it, in its absolute discretion, may determine. The Participant acknowledges that the PSUs and the Shares subject to the PSUs are subject to adjustment, modification and termination in certain events as provided in the Agreement and the Plan, including Section 4(d) of the Plan.

Section 3.4 Malus and Clawback. The Participant acknowledges that the PSUs and the Shares acquired upon settlement of the PSUs shall be subject (including on a retroactive basis) to malus, clawback, recoupment, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into the Agreement) to the extent required by the Clawback Policy, the terms of any other malus and clawback policies of the Company Group or Applicable Law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) or as a result of any failure to comply with the Company’s policy on confidential information and proprietary business information, or any non-competition, non-solicitation, no-hire or other restrictive covenants in the Participant’s employment agreement with the Company or any other agreement between the Participant and the Company, in each case as may be in effect from time to time.

Section 3.5 No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the Shares underlying the PSUs. The Participant should consult with the Participant’s personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

Section 3.6 Insider Trading/Market Abuse Laws. The Participant acknowledges that the Participant may be subject to insider trading restrictions and/or market abuse laws in the United States, the United Kingdom and other jurisdictions, which may affect the Participant’s ability to acquire or sell Shares or rights to Shares (e.g., PSUs) under the Plan during such time as the Participant is considered to have “inside information” or “material non-public information” regarding the Company (as defined under Applicable Law). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information or material non-public information and may also prohibit the Participant from placing (or recommending that others place) orders while in possession of inside information or material non-public information. Furthermore, the Participant could be prohibited from (i) disclosing any inside information or material non-public information to any third party and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. The Participant should keep in mind that third parties include employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under applicable policies or procedures maintained by the Company and its Subsidiaries from time to time. The Participant is responsible for ensuring compliance with any applicable restrictions and should consult with the Participant’s personal legal advisor on this matter.

Section 3.7 Notices. Any notice to be given under the terms of the Agreement to the Company shall be sent to the Company Secretary by email to Cosec@Indivior.com with a copy sent by email to TotalRewards@Indivior.com, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.7, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or similar non-U.S. entity.

Section 3.8 Headings. Headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Agreement.

Section 3.9 Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of the Agreement, without giving effect to the conflict of laws provisions thereof. The courts of the State of Delaware will have exclusive jurisdiction to determine any dispute in relation to the application of the Plan. By accepting the Agreement, the Participant is deemed to have agreed to submit to such jurisdiction.

Section 3.10 Conformity to Securities Laws. The Participant acknowledges that the Plan and the Agreement are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act the Exchange Act, and any and all regulations and rules promulgated thereunder by the SEC, and state securities laws and regulations. Notwithstanding any other provision of the Plan or the Agreement, the Plan shall be administered, and the PSUs are granted, only in such a manner as to conform to Applicable Law and shall be deemed amended to the extent necessary to conform to Applicable Law.

Section 3.11 Amendment, Suspension and Termination. To the extent permitted by the Plan, the Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of the Agreement shall materially and adversely impair the rights of the Participant without the prior written consent of the Participant.

Section 3.12 Imposition of Other Requirement. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the PSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Section 3.13 No Waiver. Any right of the Company Group contained in the Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of the Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

Section 3.14 Successors and Assigns. The Company may assign any of its rights under the Agreement to single or multiple assignees, and the Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 3.2 hereof and the Plan, the Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

Section 3.15 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or the Agreement, if the Participant is subject to Section 16 of the Exchange Act, the Plan, the PSUs and the Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

Section 3.16 Not a Contract of Employment. Nothing in the Agreement or the Plan shall confer upon the Participant any right to serve as an employee or other service provider of any Company Group Member or shall interfere with or restrict in any way the rights of any Company Group Member, which rights are hereby expressly reserved, to discharge or terminate the employment or other services of the Participant at any time for any reason whatsoever, with or without Cause, except to the extent (a) expressly provided otherwise in a written agreement between a Company Group Member and the Participant or (b) where such provisions are not consistent with Applicable Law, in which case such Applicable Law shall control. The Plan and Agreement shall not constitute or form part of any contract of employment or other service agreement between any Company Group Member and the Participant.

Section 3.17 Entire Agreement. The Plan and the Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof. The Participant expressly warrants that the Participant is not accepting the Agreement in reliance on any promises, representations, or inducements other than those contained herein.

Section 3.18 Section 409A. For Participants that are U.S. taxpayers, this Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code. However, notwithstanding any other provision of the Plan or the Agreement, if at any time the Committee determines that this Award (or any portion thereof) may be subject to Section 409A of the Code, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify the Participant or any other Person for failure to do so) to adopt such amendments to the Plan or the Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A of the Code or to comply with the requirements of Section 409A of the Code. Any ambiguities herein will be interpreted such that all payments and benefits to U.S. taxpayers will be exempt from, or comply with, the requirements of Section 409A of the Code so that none of the PSUs provided under the Agreement will be subject to the additional tax imposed under Section 409A of the Code. Each payment payable under the Agreement is intended to constitute a separate payment for purposes of Treasury Regulation 1.409A-2(b)(2).

Section 3.19 Agreement Severable. In the event that any provision of the Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Agreement.

Section 3.20 Limitation on the Participant’s Rights. Participation in the Plan confers no rights or interests upon the Participant other than as herein provided. The Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs.

Section 3.21 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.

Section 3.22 Data Privacy. As a condition of receipt of the Award, and without prejudice to the Participant’s acknowledgement of the Company’s legitimate interests in processing the Participant’s personal data, the Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 3.22 by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The

Company and its Subsidiaries may hold certain personal information about the Participant, including but not limited to, the Participant’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares held in the Company or any of its Subsidiaries, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). The Company and its Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company and its Subsidiaries in the implementation, administration and management of the Plan. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of the Award, the Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its Subsidiaries or the Participant may elect to deposit any Shares. The Data related to the Participant will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in the Plan. The Participant may, at any time, view the Data held by the Company with respect to the Participant, request additional information about the storage and processing of the Data with respect to the Participant, recommend any necessary corrections to the Data with respect to the Participant or refuse or withdraw the consents herein in writing, in any case without cost, by contacting the Participant’s local human resources representative. The Company may cancel the Participant’s ability to participate in the Plan and, in the Committee’s absolute discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the Participant’s consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, the Participant may contact their local human resources representative.

* * * *

EXHIBIT B

TO PERFORMANCE STOCK UNIT AWARD GRANT NOTICE

PERFORMANCE CONDITIONS

[To be determined]

B-1

APPENDIX

This Appendix includes special terms and conditions that govern the Award if the Participant is based in any country listed below. The information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to their situation. If the Participant is a citizen or resident of a country other than the one in which the Participant is currently working and/or residing, transfers employment and/or residency to another country after the date of grant, is a consultant, changes employment status to a consultant position, or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the special terms and conditions contained herein shall be applicable to the Participant.

Australia

The Agreement, the Award, any offer made under the Plan pursuant to the Agreement and any grant of PSUs are made under Division 1A of Part 7.12 of the Corporations Act 2001 (Cth).

Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies to the Plan.

By accepting the Award, the Participant consents to:

•

to the collection, use and transfer of their sensitive information (including, for example, information like nationality that could indicate racial or ethnic origin) for the purposes of implementing, administering and managing the Award, this Agreement and their participation in the Plan, in accordance with Section 3.22 of the Agreement and Section 9(e) of the Plan; and

•	their personal information being disclosed outside of Australia, including in jurisdictions that may not afford my personal information the same level of protection as under the laws of Australia,

and the Participant acknowledges that by granting this consent, the Company will not be required to take steps to ensure that overseas recipients comply with the privacy laws of Australia (including the Australian Privacy Principles) and if the recipient breaches the Australian Privacy Principles, the Company will not be accountable to the Participant under the Privacy Act 1988 (Cth) and the Participant may not necessarily have redress against the recipient in the relevant overseas jurisdiction.

Canada

1. If the Participant is employed in Quebec, then by signing the Agreement, the Participant acknowledges and agrees that the Participant has had access to, and has been able to review and consider, the Agreement and the Plan along with their respective terms and conditions in French prior to freely and voluntarily electing to sign the Agreement and agree to the terms and conditions of the Plan in their English versions. En signant ci-dessous, le Participant reconnait et convient qu’il a eu accès cette Convention d’option et au Régime, ainsi qu’à leurs modalités et conditions respectives, en français, et qu’il a pu les réviser et les examiner ainsi avant de choisir librement et volontairement de signer cette Convention d’option et d’accepter les modalités et conditions du Régime dans leur version anglaise.

2. The reference to “subject to the Participant continuing to be employed by, or providing services to, a Company Group Member through such date” in the section entitled “Vesting” in the Grant Notice shall be read to mean “subject to the Participant’s Termination Date not having occurred prior to such date”.

3. Paragraph (f) in the definition of “Cause” set forth in Section 2.1 of the Agreement shall be deleted entirely and replaced with the following:

“(f) the Participant has violated state, federal or provincial securities laws or regulations; or”

4. The second sentence of Section 2.1 of the Agreement shall be deleted in its entirety and replaced with the following sentence: “Notwithstanding anything in Section 6(d) of the Plan to the contrary, each PSU represents the right to receive one Share issued from treasury at the times and subject to the conditions set forth herein.”

5. The third sentence of Section 2.2 of the Agreement shall be deleted in its entirety and replaced with the following: “Any outstanding PSUs other than the Earned PSUs shall be forfeited as of the date of the determination that the PSUs are not earned, and the Participant waives any claim to damages in respect thereof whether related or attributable to any contractual, civil law or common law termination entitlement or otherwise.”

6. The first sentence of Section 2.3(b) of the Agreement shall be deleted in its entirety and replaced with the following: “In the event a Change in Control occurs and the surviving entity or successor corporation (or an Affiliate thereof) assumes or substitutes the PSUs, the PSUs shall remain outstanding and, if the Performance Period shall have not yet ended, eligible to be earned in accordance with the terms herein; provided that, if the Committee determines that the performance conditions cannot practicably continue to be measured following such Change in Control, then the Performance Period will be deemed completed and the PSUs will convert to a number of time-vesting restricted stock units (“RSUs”) equal to either (as the Committee may determine) (i) such number of PSUs as would be earned based on target level of performance or (ii) such number of PSUs as would be earned based on the actual level of performance, as determined by the Committee as of the Change in Control in accordance with Exhibit B, provided that any such conversion shall only be implemented if it complies with the requirements of section 7(1.4) of the Income Tax Act (Canada), including section 7(1.4)(c), as amended. The PSUs, or such converted RSUs, shall remain eligible to vest on the Vesting Date (subject to continued employment or services, and subject to acceleration as described in Section 2.4).”

7. Section 2.4 of the Agreement shall be deleted in its entirety and replaced with the following:

“Section 2.4 Termination of Employment or Service.

(a) In the event the Participant’s Termination Date occurs prior to the Vesting Date, except as otherwise provided in Section 2.4(b) or (c), or as set forth in an individual employment or similar agreement between the Participant and the applicable Company Group Member, or as otherwise determined by the Committee in its absolute discretion, or as may otherwise be required to satisfy the minimum requirements of applicable employment or labour standards legislation and, where applicable, the Civil Code of Québec, then all unvested PSUs shall be forfeited immediately upon such Termination Date for no consideration, and the Participant waives any claim to damages in respect thereof whether related or attributable to any contractual, civil law or common law termination entitlement or otherwise. For greater certainty, any transfer of the Participant’s employment or service from one Company Group Member to another shall not constitute a Termination Date for purposes of this Agreement.

(b) Except as may otherwise be required to satisfy the minimum requirements of applicable employment or labour standards legislation and, where applicable, the Civil Code of Québec, in the event the Participant’s Termination Date occurs prior to the Vesting Date by the Company Group without Cause, then subject to the execution and non-revocation of a customary release of claims by the Participant in favor of the Company Group Member within sixty (60) days following the Termination Date, the Participant shall immediately vest in a pro-rated portion of the PSUs (subject to the determination of the achievement of the performance conditions) and the balance of the PSUs shall be immediately forfeited upon such Termination Date for no consideration and the Participant waives any claim to damages in respect thereof whether related or attributable to any contractual, civil law or common law termination entitlement or otherwise. For this purpose, the pro-rated portion shall be calculated by (i) multiplying (x) the total number of Earned PSUs (or the total number of RSUs that converted from the PSUs upon a Change in Control) by (y) a fraction, the numerator of which shall be the number of days in the period commencing on the Grant Date and concluding on the Termination Date, and the denominator of which shall be the number of days in the period commencing on the Grant Date and concluding on the originally scheduled Vesting Date (as set forth on the first page of the Grant Notice) and (ii) rounding the number from the foregoing calculation to the nearest whole number; provided, however, that if the Performance Period has not completed as of the Termination Date, the target number of PSUs will be prorated as of the Termination Date based on the fraction described in the immediately preceding sentence, and such prorated number of PSUs will remain outstanding and eligible to be earned and vest based on the achievement of the performance conditions at the end of the Performance Period in accordance with Exhibit B (with the percentages set forth in Exhibit B applied to such prorated number of PSUs rather than the target number granted). For the avoidance of doubt, any PSUs that remain outstanding and eligible to be earned and vest pursuant to the immediately preceding sentence shall also remain eligible to be treated in accordance with Section 2.3(a) or Section 2.3(b) hereof, as applicable, in the event that a Change in Control occurs following the Termination Date and if such PSUs remain outstanding immediately prior to such Change in Control.

(c) In the event the Participant’s Termination Date occurs prior to the Vesting Date due to death or Disability, then in each case, subject to the execution and non-revocation of a customary release of claims by the Participant (or the estate of the Participant if applicable) in favor of the Company Group Member within sixty (60) days following the Termination Date, the Participant’s then-outstanding PSUs shall immediately vest in full upon such Termination Date based on deemed target achievement of the performance conditions (or, if the Performance Period has already ended as of such date (including as a result of the surviving entity or successor corporation (or an Affiliate thereof) refusing to assume or substitute the PSUs), the Earned PSUs shall instead immediately vest in full upon such date). For the avoidance of doubt, any PSUs that remain outstanding and eligible to be earned and vest pursuant to the immediately preceding sentence shall also remain eligible to be treated in accordance with Section 2.3(a) or Section 2.3(b) hereof, as applicable, in the event that a Change in Control occurs following the Termination Date and if such PSUs remain outstanding immediately prior to such Change in Control.”

8. Section 2.7(a) of the Agreement shall be deleted in its entirety and replaced with the following:

“(a) The Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Participant’s PSUs, their grant or vesting or any payment or transfer with respect to the Participant’s PSUs up to the maximum applicable statutory rates, and to take such action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes. Subject to the Company’s compliance with Applicable Law, and unless the Participant has elected at least 30 days in advance of the applicable withholding event to satisfy the applicable withholding obligations by a cash payment from the Participant to the Company (or the Subsidiary last employing the Participant), in any case where a tax is required to be withheld in connection with the delivery of Shares in respect of the Participant’s PSUs, by execution of this Agreement, the Participant hereby elects for the tax withholding obligation to be satisfied by the Company withholding a number of Shares otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant, which Shares so withheld have an aggregate Fair Market Value equal to an amount not in excess of the maximum statutorily required withholding liability (or portion thereof) that equals (but does not exceed) the required tax withholding payment.”

9. The second sentence of Section 3.3 of the Agreement shall be deleted in its entirety and replaced with the following: “The Participant acknowledges that the PSUs and the Shares subject to the PSUs are subject to adjustment, modification, and termination in certain events as provided in the Agreement and the Plan, including Section 4(d) of the Plan; provided that any cancellation of the RSUs for consideration shall be implemented in accordance with section 7 of the Income Tax Act (Canada); provided, further, that notwithstanding Section 4(e) of the Plan, any awards subject to section 7 of the Income Tax Act (Canada) may not be substituted by any Substitute Award, except where such substitution meets the requirements of an exchange of awards pursuant to section 7(1.4) of the Income Tax Act (Canada).”

10. Section 3.16 of the Agreement shall be deleted in its entirety and replaced with the following:

“Section 3.16 Not a Contract of Employment. Nothing in the Agreement or the Plan shall confer upon the Participant any right to serve as an employee or other service provider of any Company Group Member or shall interfere with or restrict in any way the rights of any Company Group Member, which rights are hereby expressly reserved, to discharge or terminate the employment or other services of the Participant, except to the extent (a) expressly provided otherwise in a written agreement between a Company Group Member and the Participant or (b) where such provisions are not consistent with Applicable Law, in which case such Applicable Law shall control. The Plan and Agreement shall not constitute or form part of any contract of employment or other service agreement between any Company Group Member and the Participant.”

11. For the purpose of the Grant Notice and Section 2.4 of the Agreement, the following terms shall have the meanings set forth below:

“Consultant” means: an individual or a consultant company that:

(a) is engaged to provide services on a bona fide basis to the Company or a Subsidiary, other than services provided in relation to a distribution of securities of the Company or a Subsidiary;

(b) provides the services under a written contract with the Company or a Subsidiary; and

(c) spends or will spend a significant amount of time and attention on the affairs and business of the Company or a Subsidiary.

For the purposes of this definition, “consultant company” means, with respect to an individual consultant, either (i) a company of which the individual consultant is an employee or shareholder; or (ii) a partnership of which the individual consultant is an employee or partner.

“Disability” shall have the meaning set out in the Participant’s employment or service agreement or, if no such agreement or definition exists, means (i) the Participant is eligible for benefits under the applicable Company Group Member’s long-term disability plan, or (ii) the Participant has a physical or mental incapacity that cannot be accommodated and that prevents the Participant from substantially fulfilling the Participant’s responsibilities on behalf of the Company Group for a continuous period of twelve (12) consecutive months.

“Termination Date” means:

(a) in the case of an employee, (i) the date on which the employee’s employment with the Company Group ceases for any reason, whether lawful or otherwise (including, without limitation, by reason of resignation, retirement, death, frustration of contract, termination for Cause, termination without Cause, Disability or constructive dismissal) without regard to any pay in lieu of notice (whether paid by lump sum or salary continuance), benefits continuation, or other termination or severance payments to which the employee may be entitled, whether pursuant to contract, the common or civil law or otherwise, or (ii) on such later date, if applicable, as may be required to satisfy the minimum requirements of applicable employment or labour standards legislation. For greater certainty, an employee shall not cease to be employed by the Company Group because of a period of vacation, temporary illness, maternity or parental leave, or any other authorized leave of absence. For the avoidance of any doubt, the parties intend to displace any presumption that the Participant is entitled to reasonable notice of termination under common law or civil law in connection with the Plan in excess of any minimum statutory notice under applicable employment or labour standards legislation;

(b) in the case of a Director who is not an employee or Consultant, the date upon which the Participant ceases to hold office; or

(c) in the case of a Consultant, the date that is designated by the Company Group, or by the Consultant, as the date on which the Participant’s consulting agreement or arrangement is terminated, without regard to any applicable period of reasonable notice or contractual notice to which the Participant may claim to be entitled under common law, civil law or pursuant to contract in respect of a period which follows the date on which the Participant’s consulting agreement or arrangement is terminated as specified in the notice of termination.

France

The Award shall be deemed to have granted under the French Sub-Plan. The PSUs are subject to the terms and conditions set forth in the Agreement, the Plan, and the French Sub-Plan. In the event of any conflict between the terms in the Agreement and/or the Plan and/or the French Sub-Plan, the terms of the French Sub-Plan shall prevail.

Notwithstanding anything to the contrary stated in the Agreement, the Vesting Date shall be at least two years from the Grant Date. In practice, this means that, before the second anniversary of the Grant Date, save the case of death and Disability mentioned in the French Sub-Plan, the Award will not vest nor be settled and corresponding Shares cannot be sold.

Notwithstanding anything to the contrary in the Plan (including Section 4(d)) or Sections 2.1 and 3.3 of the Agreement, the Board or the Committee may, at its sole discretion, make adjustments to the Award, as well as the number of Shares to be delivered, upon the occurrence of certain transactions, in which case the Company shall take necessary measures in order to preserve the Participant’s interests, as provided for in articles L.225-181, L.228-99, R.225-137 to R.225-142, and to R.228-91 of the French Commercial Code with respect to Awards.

If the Awards is modified, adjusted or administered under Sections 2.2, 2.4 and/or 3.3 of the Agreement, and the modification, adjustment or administration contravenes the terms and conditions of the French Sub-Plan, the Award may no longer qualify as PSUs. In the event the Board or the Committee, at its discretion and in accordance with the Agreement, authorizes immediate vesting of the Award or waives restrictions that were imposed regarding sale or transfer of the underlying Shares subject to the Award, the Award may no longer benefit from the French special tax and social security treatment. In the event that the Award no longer qualifies as PSUs, the holder of such Award shall be ultimately liable and responsible for all taxes and/or social security contributions that he or she is legally required to pay in connection with the Award.

By accepting this Award of PSUs, the Participant confirms he/she has read and understood the Agreement, the Plan and the French Sub-Plan, which were provided in the English language. The Participant accepts the terms of those documents accordingly.

Ireland

1. The benefit to the Participant of the Award of PSUs (or of any Shares issued, allotted or transferred to the Participant upon settlement of the PSUs) shall, save as provided for by Applicable Law, (i) not form any part of the Participant’s remuneration or count as his or her remuneration for any purpose, (ii) not be pensionable and (iii) not give the Participant any rights or additional rights in respect of any pension scheme operated by a Company Group Member.

2. Section 3.4 of the Agreement is amended and restated as follows:

“Section 3.4 Malus and Clawback. The Participant acknowledges that the PSUs and the Shares acquired upon settlement of the PSUs shall be subject (including on a retroactive basis) to malus, clawback, recoupment, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into the Agreement) to the extent required by the Clawback Policy, the terms of any other malus and clawback policies of the Company Group or Applicable Law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) or as a result of any failure to comply with the Company’s policy on confidential information and proprietary business information, or any non-competition, non solicitation, no-hire or other restrictive covenants in the Participant’s employment agreement with a Company Group Member or any other agreement between the Participant and a Company Group member, in each case as may be in effect from time to time. Without prejudice to the rights of a Company Group Member to effect clawback, recoupment, forfeiture or similar requirements through one or more other means, the acceptance of this Award constitutes the Participant’s instruction and irrevocable authorization to a Company Group Member to withhold through payroll deduction such amount or amounts for which the Participant may become liable (as determined by the Company) arising from clawback, recoupment, forfeiture or similar requirements becoming applicable to the Shares acquired upon settlement of the PSUs.”

3. The Participant shall provide to the Company Group Member as soon as reasonably practicable such information as the Company Group Member reasonably requests for the purpose of complying with its obligations (if any) under Section 897B of Taxes Consolidation Act 1997 (as amended) of Ireland.

4. If the Participant is a director or shadow director or secretary of any Company Group Member that is incorporated in Ireland (an “Ireland Subsidiary”) the Participant shall notify the Ireland Subsidiary in writing within five business days of the Participant receiving or disposing of a “disclosable interest” (within the meaning of and for the purposes of Chapter 5 of Part 5 of the Companies Act 2014 of Ireland) in the Company, or within five business days of the Participant becoming aware of the event giving rise to the notification requirement, or within five business days of the Participant becoming a director or shadow director or secretary if such a “disclosable interest” exists at the time.

United Kingdom

The Award shall be deemed to have granted under the U.K. Sub-Plan.

The Award shall not be pensionable.